Exhibit 99.1

SpyGlass Pharma Reports Third Quarter 2026 Financial Results and Provides Corporate Updates

•Acquired Advanced Vision Science, Inc. (AVS), securing scalable commercial intraocular lens (IOL) manufacturing capacity for its Phase 3 lead product candidate the Bimatoprost Drug Pad-IOL System (BIM-IOL System) and accelerating premium IOL portfolio expansion capability.
•Announced groundbreaking four-year first-in-human (FIH) efficacy and safety follow-up data of the BIM-IOL System, with a 37% reduction in mean intraocular pressure (IOP) across all dose levels and 86% of patients remaining off all topical IOP-lowering drops.
•Enrollment remains on track in the registrational Phase 3 trials of the BIM-IOL System, with completion expected in 2027.
•Announces completion of first implantations in the FIH study of the Bimatoprost-Drug Ring System (BIM-DRS), a non-IOL-based sustained drug delivery system for glaucoma designed to deliver up to seven years of bimatoprost.
•Cash, cash equivalents and short-term investments of $215.8 million on September 30, 2026, are expected to fund planned operations through 2028.

IRVINE, Calif., Nov. 11, 2026 – SpyGlass Pharma, Inc. (Nasdaq: SGP) (“SpyGlass Pharma” or “Company”), a late-stage biopharmaceutical company, today reported recent business highlights and financial results for the third quarter ended September 30, 2026.

“SpyGlass Pharma continued to execute our objectives over the course of the quarter as we aim to alter the treatment paradigm for glaucoma patients. Our underlying sustained drug delivery platform delivered four years of safety and efficacy results in the FIH trial of the BIM-IOL System, demonstrating that it can control IOP with unprecedented durability. In parallel, enrollment in our Phase 3 trials of the BIM-IOL System remains on track, and we have secured long-term commercial manufacturing supply of the IOL for the BIM-IOL System and have become a supplier of other world-class IOLs,” stated Patrick Mooney, chief executive officer of SpyGlass Pharma. “We are pleased to announce that our BIM-DRS is now in the clinic, with successful implantations of the next-generation drug delivery system in glaucoma patients who have had prior cataract surgery.”

Corporate Highlights

Acquisition of Advanced Vision Science, Inc. In October, SpyGlass Pharma acquired all the outstanding shares of common stock of AVS, an ophthalmic medical device company and manufacturer of IOLs and lens materials, for approximately $13 million in cash. This acquisition secures scalable commercial IOL manufacturing capacity for SpyGlass Pharma. AVS was a wholly owned subsidiary of Santen Pharmaceutical Co., Ltd. and is the current supplier of SpyGlass Pharma’s IOL in its two Phase 3 registrational trials evaluating the BIM-IOL System.

Announced Four-Year BIM-IOL FIH Efficacy and Safety Follow-Up Data. In October, SpyGlass Pharma announced groundbreaking four-year follow-up data of its FIH study of the BIM-IOL System, which demonstrated that 86% of patients were free from using topical IOP-lowering drops and showed a 37% reduction in mean IOP across all doses. Additionally, 90% of patients maintained ≥20/25 best corrected distance visual acuity (BCDVA). SpyGlass Pharma designed the BIM-IOL System in the FIH trial to deliver bimatoprost for up to seven years. No product-related adverse events were reported to date.

Presentation of Detailed Phase 1/2 Data from the BIM-IOL System Clinical Program at the American Academy of Ophthalmology (AAO) Annual Meeting. In October, Jeffrey Kammer, M.D., associate professor of ophthalmology at Vanderbilt University, presented topline 12-month Phase 1/2 data at AAO in New Orleans. The detailed 12-month safety and efficacy results reinforced the sustained IOP reduction at that timepoint, and the elimination of topical eye drops for 98% of patients who received the intended commercial dose of the BIM-IOL System. Additionally, the BIM-IOL System demonstrated improved visual performance, with mean BCDVA of 86 letters, which is equivalent to 20/20 vision. Lastly, Dr. Kammer presented new data showing endothelial cell count loss following BIM-IOL System implantation was consistent with routine cataract surgery.

Completed First Implantations of the BIM-DRS in FIH Trial. In October, SpyGlass Pharma successfully completed first implantations of its next-generation drug delivery platform in the FIH trial of the BIM-DRS. BIM-DRS is a non-IOL-based system that is implanted in the ciliary sulcus and available to all ophthalmic surgeons, designed to deliver bimatoprost for up to seven years with removal and replacement capability to deliver lifetime IOP control without the burden of daily eye drops. Importantly, BIM-DRS represents the expansion of SpyGlass Pharma’s drug delivery technology beyond traditional cataract surgery and has the potential to provide continuous care over the lifetime of a patient. SpyGlass Pharma anticipates providing preliminary safety and IOP-lowering efficacy data for the BIM-DRS FIH trial in 2027.

Third Quarter 2026 Financial Results

Cash, Cash Equivalents and Short-Term Investments totaled $215.8 million as of September 30, 2026.

Research and Development Expenses were $10.0 million for the third quarter of 2026, compared to $8.1 million for the third quarter of 2025. The increase was primarily due to the hiring of clinical personnel and continued enrollment in the Phase 3 registrational trials for the BIM-IOL System.

General and Administrative Expenses were $16.2 million for the third quarter of 2026, compared to $3.0 million for the third quarter of 2025. The increase was primarily due to higher professional service fees and personnel costs.

Net Loss was $24.3 million, or ($0.73) per basic and diluted share, for the third quarter of 2026, compared to $9.8 million, or ($4.53) per basic and diluted share, for the same period of 2025.

About the Bimatoprost Drug Pad-IOL System

SpyGlass Pharma’s lead product candidate, the BIM-IOL System, comprising novel, proprietary non-bioerodible drug pads attached to its intraocular lens, was designed to be implanted during routine cataract surgery to reduce elevated IOP in patients who have either open-angle glaucoma (OAG) or ocular hypertension (OHT). The BIM-IOL System being evaluated in ongoing Phase 3 clinical trials is designed to consistently deliver three years of bimatoprost, a prostaglandin analog approved for topical use by the U.S. Food and Drug Administration (FDA) in 2001, for the reduction of elevated IOP in patients with OAG or OHT.

SpyGlass Pharma continues long-term follow-up of patients in both the FIH trial and Phase 1/2 trial as well as patient enrollment in ongoing Phase 3 clinical trials. SpyGlass Pharma plans to work with the FDA to advance the program through 505(b)(2) New Drug Application (NDA) submission and ultimately to potential commercial approval.

About the Bimatoprost-Drug Ring System

BIM-DRS is a novel, non-bioerodible, non-IOL-based, sustained-release implant, designed to consistently deliver up to seven years of bimatoprost. BIM-DRS is implanted in a standalone procedure in the ciliary sulcus space, offering extended care for pseudophakic eyes with OAG or OHT and enabling retreatment of patients who have previously received the BIM-IOL System. BIM-DRS is engineered to be a removable and replaceable system, potentially allowing for continuous care over a patient’s lifetime.

About SpyGlass Pharma

SpyGlass Pharma is a late-stage biopharmaceutical company dedicated to transforming the treatment paradigm for patients living with chronic eye conditions through long-acting, sustained drug delivery of approved medicines. The Company’s mission is to significantly improve the lives of patients with chronic eye conditions by developing durable drug delivery solutions that can empower patients and surgeons with confidence in long-term disease control and vision preservation.

The SpyGlass Pharma platform, a novel, non-bioerodible drug delivery technology, is designed to be used with various well-established, approved medicines, including bimatoprost and other small molecules, providing flexibility to potentially treat a range of conditions in the front and back of the eye.

The Company was founded in 2019 by Malik Y. Kahook, M.D. and Glenn Sussman to solve the lack of ophthalmic innovations that capitalize on durable treatment options. The SpyGlass Pharma platform was originally developed in the Sue Anschutz-Rodgers Eye Center at the University of Colorado Anschutz School of Medicine.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The terms "lasting," "long-term," and "enduring" refer to being able to control IOP for years with one procedure compared to current eye drops, which require dosing daily or even more frequently. All statements in this press release that are not purely historical are forward-looking statements, including, but not limited to, statements regarding: the potential benefits and impact of SpyGlass Pharma’s portfolio on patients, including the potential to provide lasting IOP reduction, anticipated presentation of additional data, SpyGlass Pharma’s plans relating to the Phase 3 clinical development of the BIM-IOL System toward enrollment completion and clinical development of BIM-DRS, the anticipated benefits of SpyGlass Pharma’s acquisition of AVS; and the potential commercial launch and market adoption of the BIM-IOL System after FDA approval. The forward-looking statements contained herein are based upon SpyGlass Pharma’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including those set forth in the Risk Factors section of the Company’s Quarterly Report on Form 10-Q for the three and nine month period ended September 30, 2026 expected to be filed with the Securities and Exchange Commission on November 12, 2026, and in similar disclosures set forth in the other documents that SpyGlass Pharma has filed and may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and SpyGlass Pharma assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. SpyGlass Pharma’s views in these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:
Nami Surendranath
+1 (402) 507-6757
nami.surendranath@omc.com

Investor Contact:
Ami Bavishi or Nick Colangelo
Gilmartin Group LLC
investors@spyglasspharma.com

SpyGlass Pharma, Inc.
Condensed Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$10,034	$8,093	$29,518	$21,478
General and administrative	16,211	3,008	34,103	6,343
Total operating expenses	26,245	11,101	63,621	27,821
Loss from operations	(26,245)	(11,101)	(63,621)	(27,821)
Other income
Interest income	1,992	1,285	5,686	2,033
Change in fair value of redeemable convertible preferred stock tranche liability	—	—	—	(1,526)
Total other income	1,992	1,285	5,686	507
Loss before income tax	(24,253)	(9,816)	(57,935)	(27,314)
Income tax provision	—	—	—	—
Net loss and comprehensive loss	$(24,253)	$(9,816)	$(57,935)	$(27,314)
Net loss per share
Weighted average common stock outstanding, basic and diluted	33,451,025	2,166,976	28,989,007	2,224,482
Net loss per share, basic and diluted	$(0.73)	$(4.53)	$(2.00)	$(12.28)

SpyGlass Pharma, Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$208,687	$96,358
Short-term investments	7,072	11,078
Other receivables	574	431
Prepaid expenses and other current assets	1,582	901
Total current assets	217,915	108,768
Other non-current assets	689	492
Property and equipment, net	6,344	2,339
Deferred offering costs	—	2,715
Right-of-use asset	1,401	1,552
Total assets	$226,349	$115,866
Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities
Accounts payable	$5,649	$2,696
Payroll-related accruals	2,508	2,182
Other current liabilities	6,140	3,706
Total current liabilities	14,297	8,584
Lease liability, non-current	1,609	1,582
Total liabilities	15,906	10,166
Commitments and contingencies
Redeemable convertible preferred stock, $.00001 par value; 0 shares authorized, issued and outstanding as of September 30, 2026; 116,618,581 shares authorized, 20,341,968 shares issued and outstanding as of December 31, 2025 (aggregate liquidation preference of $0 and $200,878 as of September 30, 2026 and December 31, 2025, respectively)	—	204,537
Stockholders' equity (deficit)
Preferred stock, $.00001 par value; 200,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2026; 0 shares authorized, issued, and outstanding as of December 31, 2025	—	—
Common stock, $.00001 par value; 1,000,000,000 shares authorized, 33,457,450 shares issued and outstanding as of September 30, 2026; 154,383,336 shares authorized; 2,203,620 shares issued and outstanding as of December 31, 2025	—	—
Common stock additional paid-in capital	373,108	5,893
Accumulated deficit	(162,665)	(104,730)
Total stockholders' equity (deficit)	210,443	(98,837)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$226,349	$115,866